Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release Wednesday, January 30, 2019

TFS Financial Corporation Achieves Another Quarter of Solid Deposit Growth
(Cleveland, OH - January 30, 2019) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three month period ended December 31, 2018.
The Company reported net income of $20.3 million for the quarter ended December 31, 2018, compared to $19.6 million for the quarter ended December 31, 2017. Income tax expense decreased as a result of the Tax Cuts and Jobs Act and was partially offset by a decrease in net interest income, a decrease in the credit for loan loss provision and an increase in non-interest expense when compared to the same period last year.
"This quarter Third Federal achieved another solid increase of deposit growth,” said Marc A. Stefanski, Chairman and CEO. “Deposits gained more than $105 million in the first fiscal quarter and are up nearly $400 million during the past 12 months.  In addition to deposit growth, we continue to provide great value to our shareholders as our quarterly dividend of $0.25 per share provides a current annual yield of more than 6 percent."
Net interest income in the current period decreased $2.2 million compared to the prior year quarter, as $13.2 million of additional interest expense in the current period more than offset $11.0 million of additional interest income. While the growth in the average balance of interest-earning assets was similar to that of interest-bearing liabilities, $377 million and $339 million, respectively, interest expense increased at a faster pace than interest income as retail deposits replace wholesale deposits and short-term borrowings, lengthening the duration of funding sources. The average balance of certificates of deposit was $6.4 billion for the three months ended December 31, 2018 compared to $5.8 billion for the three months ended December 31, 2017. Net interest income was $67.8 million for the quarter ended December 31, 2018 and $70.0 million for the quarter ended December 31, 2017. The interest rate spread for the quarter ended December 31, 2018 was 1.79% compared to 1.95% in the same quarter last year. The net interest margin for the quarter ended December 31, 2018 was 1.98% compared to 2.10% in the same quarter last year.
The provision for loan losses was a credit of $2.0 million for the three months ended December 31, 2018 compared to a credit of $3.0 million for the three months ended December 31, 2017. Continued recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credit. The Company closely monitors present and emerging risks within the loan portfolio when assessing the adequacy of the allowance for loan losses. The Company reported $1.5 million of net loan recoveries for the three months ended December 31, 2018 and $19 thousand of net loan charge-offs for the three months ended December 31, 2017. Gross loan charge-offs were $1.3 million for the three months ended December 31, 2018 and $2.6 million for the three months ended December 31, 2017, while loan recoveries were $2.8 million in the current quarter and $2.6 million in the prior year quarter. The allowance for loan losses was $41.9 million, or 0.32% of total loans receivable, at December 31, 2018, compared to $42.4 million, or 0.33% of total loans receivable, at September 30, 2018 and $45.9 million, or 0.36% of total loans receivable, at December 31, 2017.
Non-accrual loans decreased $0.8 million to $77.0 million, or 0.59% of total loans, at December 31, 2018 from $77.8 million, or 0.60% of total loans, at September 30, 2018. The decrease consisted of a $0.6 million decrease in the residential core portfolio, a $0.2 million decrease in the Home Today portfolio and no change in the equity loans and lines of credit portfolio.
Total loan delinquencies increased $2.3 million to $43.7 million, or 0.34% of total loans receivable, at December 31, 2018 from $41.4 million, or 0.32% of total loans receivable, at September 30, 2018. The increase in delinquencies consisted of a $1.0 million increase in the residential core portfolio, a $1.3 million increase in the Home Today portfolio, and no change in the equity loans and lines of credit portfolio.
Total troubled debt restructurings increased $0.5 million at December 31, 2018, to $165.9 million from $165.4 million at September 30, 2018. Of the $165.9 million of troubled debt restructurings recorded at December 31, 2018, $84.5 million was in the residential core portfolio, $39.6 million was in the Home Today portfolio, and $41.8 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $61.9 million at December 31, 2018 and $62.6 million at September 30, 2018.
Total non-interest expenses increased by $2.2 million, to $48.0 million, for the three months ended December 31, 2018 from $45.8 million for the three months ended December 31, 2017. The change consisted primarily of a $2.1 million increase in salaries and employee benefits, related to both the timing and amount of health insurance costs and, to a lesser extent, increases in wages and stock based compensation from awards granted in December 2018.
Total income tax expense decreased by $6.2 million, to $6.2 million, for the three months ended December 31, 2018, from $12.4 million for the three months ended December 31, 2017. The decrease in the expense was caused mainly by the combination of a decrease in income before income taxes and by the impact of the Tax Cuts and Jobs Act, which lowered the federal effective tax rate in the more recent period and required additional tax expense for the re-measurement of the deferred tax asset during the three months ended December 31, 2017.
Total assets increased by $101.3 million, or 0.72%, to $14.24 billion at December 31, 2018 from $14.14 billion at September 30, 2018. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $49.4 million, or 6.16%, to $851.1 million at December 31, 2018 from $801.7 million at September 30, 2018.
The combination of loans held for investment, net and mortgage loans held for sale increased $48.3 million, or 0.38%, to $12.92 billion at December 31, 2018 from $12.87 billion at September 30, 2018. Residential core mortgage loans, including those held for sale, decreased $26.9 million during the three months ended December 31, 2018, while the home equity loans and lines of credit portfolio increased $79.3 million. Total first mortgage loan originations were $383.8 million for the three months ended December 31, 2018 and $540.8 million for the three months ended December 31, 2017. The current period originations were 47% adjustable rate mortgages and 6% fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $357.0 million for the three months ended December 31, 2018 and $389.9 million for the three months ended December 31, 2017. During the three months ended December 31, 2018, loan sales of $20.7 million were completed, resulting in net gain of $0.1 million. During the three months ended December 31, 2017, loan sales of $29.9 million were completed, resulting in net gain of $0.5 million.
Deposits increased by $105.6 million, or 1.24%, to $8.60 billion at December 31, 2018 from $8.49 billion at September 30, 2018. The increase in deposits was the result of a $90.5 million increase in our savings accounts, a $2.7 million increase in our checking accounts, and a $12.0 million increase in our certificates of deposit ("CDs") for the three months ended December 31, 2018. Total deposits include $576.4 million and $670.1 million of brokered CDs at December 31, 2018 and September 30, 2018, respectively.
Borrowed funds, all from the FHLB, increased $12.6 million, to $3.73 billion at December 31, 2018 from $3.72 billion at September 30, 2018, as loan growth led to increased cash demands. This increase consists of $225.0 million of additional 90 day advances that have an effective duration at inception of five to eight years as a result of interest rate swap contracts, offset by decreases of $117.0 million and $97.5 million of overnight advances and principal repayments on maturing term borrowings, respectively.
Total shareholders' equity decreased $14.6 million, or 0.83%, to $1.74 billion at December 31, 2018 from $1.76 billion at September 30, 2018. Activity reflects $20.3 million of net income in the current fiscal year reduced by $3.8 million of repurchases of common stock, a quarterly dividend of $12.3 million and $21 million of unrealized loss recognized in accumulated other comprehensive income and increased by $2.7 million consisting of a combination of adjustments related to our stock compensation plan and ESOP. A total of 242,500 shares of our common stock were repurchased at an average cost of $15.57 per share during the quarter ended December 31, 2018. At December 31, 2018, there were 6,224,479 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.25 per share during the quarter ended December 31, 2018. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2018 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.00 per share of possible dividends to be declared on the Company's common stock, including up to $0.50 in dividends during the six months ending June 30, 2019. The MHC has conducted the member vote to approve the dividend waiver each of the past five years under Federal Reserve regulations and for each of those five years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At December 31, 2018 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.32%, its Common Equity Tier 1 and

Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.02% and its total capital ratio was 19.56%. Additionally, the Company's Tier 1 leverage ratio was 12.17%, its Common Equity Tier 1 and Tier 1 ratios were each 22.40% and its total capital ratio was 22.94%. The Association's current capital ratios reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2018. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of December 31, 2018 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link under "Corporate Profile" beneath "Recent Presentations", beginning January 31, 2019. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of December 31, 2018, the Company’s assets totaled $14.24 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the continuing governmental efforts to restructure the U.S. financial and regulatory systems;

•	the inability of third-party providers to perform their obligations to us;

•	changes in accounting and tax estimates;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets;

•	the ability of the U.S. Government to manage federal debt limits; and

•
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2018	September 30, 2018
ASSETS
Cash and due from banks	$42,528	$29,056
Other interest-earning cash equivalents	244,091	240,719
Cash and cash equivalents	286,619	269,775
Investment securities available for sale (amortized cost $575,273 and $549,211, respectively)	564,479	531,965
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	755	659
Loans held for investment, net:
Mortgage loans	12,918,938	12,872,125
Other loans	3,000	3,021
Deferred loan fees, net	39,526	38,566
Allowance for loan losses	(41,938)	(42,418)
Loans, net	12,919,526	12,871,294
Mortgage loan servicing assets, net	8,643	8,840
Federal Home Loan Bank stock, at cost	93,544	93,544
Real estate owned	2,888	2,794
Premises, equipment, and software, net	62,829	63,399
Accrued interest receivable	39,446	38,696
Bank owned life insurance contracts	213,568	212,021
Other assets	46,381	44,344
TOTAL ASSETS	$14,238,678	$14,137,331
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,597,179	$8,491,583
Borrowed funds	3,734,329	3,721,699
Borrowers’ advances for insurance and taxes	96,451	103,005
Principal, interest, and related escrow owed on loans serviced	30,577	31,490
Accrued expenses and other liabilities	36,362	31,150
Total liabilities	12,494,898	12,378,927
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,135,164 and 280,311,070 outstanding at December 31, 2018 and September 30, 2018, respectively	3,323	3,323
Paid-in capital	1,727,909	1,726,992
Treasury stock, at cost; 52,183,586 and 52,007,680 shares at December 31, 2018 and September 30, 2018, respectively	(757,464)	(754,272)
Unallocated ESOP shares	(47,667)	(48,751)
Retained earnings—substantially restricted	815,918	807,890
Accumulated other comprehensive income	1,761	23,222
Total shareholders’ equity	1,743,780	1,758,404
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,238,678	$14,137,331

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2018	2017
INTEREST INCOME:
Loans, including fees	$112,491	$102,626
Investment securities available for sale	3,124	2,589
Other interest and dividend earning assets	2,673	2,014
Total interest and dividend income	118,288	107,229
INTEREST EXPENSE:
Deposits	32,762	22,994
Borrowed funds	17,714	14,247
Total interest expense	50,476	37,241
NET INTEREST INCOME	67,812	69,988
PROVISION (CREDIT) FOR LOAN LOSSES	(2,000)	(3,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	69,812	72,988
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,776	1,760
Net gain on the sale of loans	111	478
Increase in and death benefits from bank owned life insurance contracts	1,547	1,554
Other	1,242	1,052
Total non-interest income	4,676	4,844
NON-INTEREST EXPENSE:
Salaries and employee benefits	25,364	23,253
Marketing services	4,797	5,038
Office property, equipment and software	6,986	6,651
Federal insurance premium and assessments	2,766	2,718
State franchise tax	1,262	1,126
Real estate owned expense, net	67	583
Other expenses	6,738	6,407
Total non-interest expense	47,980	45,776
INCOME BEFORE INCOME TAXES	26,508	32,056
INCOME TAX EXPENSE	6,175	12,443
NET INCOME	$20,333	$19,613

Earnings per share - basic and diluted	$0.07	$0.07
Weighted average shares outstanding
Basic	275,376,254	275,816,329
Diluted	277,073,317	277,624,291

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$225,748	$1,258	2.23%	$239,197	$783	1.31%
Investment securities	3,971	24	2.42%	—	—	—%
Mortgage-backed securities	537,050	3,100	2.31%	538,504	2,589	1.92%
Loans (1)	12,871,771	112,491	3.50%	12,486,857	102,626	3.29%
Federal Home Loan Bank stock	93,544	1,415	6.05%	90,401	1,231	5.45%
Total interest-earning assets	13,732,084	118,288	3.45%	13,354,959	107,229	3.21%
Noninterest-earning assets	386,086			377,939
Total assets	$14,118,170			$13,732,898
Interest-bearing liabilities:
Checking accounts	$898,795	$748	0.33%	$969,759	$226	0.09%
Savings accounts	1,286,543	2,178	0.68%	1,448,273	503	0.14%
Certificates of deposit	6,352,338	29,836	1.88%	5,751,520	22,265	1.55%
Borrowed funds	3,614,231	17,714	1.96%	3,643,213	14,247	1.56%
Total interest-bearing liabilities	12,151,907	50,476	1.66%	11,812,765	37,241	1.26%
Noninterest-bearing liabilities	192,504			213,684
Total liabilities	12,344,411			12,026,449
Shareholders’ equity	1,773,759			1,706,449
Total liabilities and shareholders’ equity	$14,118,170			$13,732,898
Net interest income		$67,812			$69,988
Interest rate spread (2)(3)			1.79%			1.95%
Net interest-earning assets (4)	$1,580,177			$1,542,194
Net interest margin (2)(5)		1.98%			2.10%
Average interest-earning assets to average interest-bearing liabilities	113.00%			113.06%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.